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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert J. Small
AAH Holdings Corporation
(914) 784-4014

Gregg Melnick
Party City Corporation
(973) 453-8780

                    ACQUISITION OF PARTY CITY CORPORATION BY
                             AAH HOLDINGS COMPLETED

Boston, MA and Rockaway, NJ - December 23, 2005 -- Berkshire Partners LLC and Weston Presidio, through their holding company AAH Holdings Corporation, announced today the completed acquisition of Party City Corporation (the "Company") (NASDAQ: PCTY) by a subsidiary of AAH Holdings. The Company's common stock will cease to trade on the Nasdaq national market at market close today and will be delisted.

Under the terms of the merger agreement entered into on September 26, 2005, Party City shareholders are entitled to receive $17.50 per share in cash for each share of common stock outstanding, without interest, for total consideration of approximately $364 million, which includes the payment for employee stock options less their exercise price. Shareholders of Party City owning approximately 84% of its common stock voted at a special meeting held on December 7, 2005 in support of the transaction.

Before December 31, 2005, the Exchange Agent, American Stock Transfer & Trust Company, appointed by a subsidiary of AAH Holdings will mail a letter of transmittal and instructions to all holders of record of the Company's common stock. The letter of transmittal and instructions will contain information on how to surrender shares of common stock in exchange for the merger consideration, without interest. Shareholders of record should be in receipt of the letter of transmittal before surrendering their shares. Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker. Shareholders with questions regarding the exchange of their shares for cash consideration should contact American Stock Transfer & Trust Company, at (718) 921-8282.

"The acquisition of Party City represents an exciting opportunity to capitalize on the growth in the party superstore channel," said Robert J. Small, Chairman, AAH Holdings. "We look forward to working with the employees of Party City and their franchisees as they continue to build their leadership position in the party industry."

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Headquartered in Rockaway, New Jersey, Party City is one of the world's largest party supply retailers. Founded in 1986, the Company has grown from a one-stop party store to a leading retailer of party supplies with 248 company-owned stores and 254 franchise locations as of December 23, 2005, representing one third of all party superstore locations in the U.S. For the trailing twelve months ended October 1, 2005, Party City corporate stores posted total revenues of approximately $514 million and total chain-wide net sales of approximately $980 million.

"We are pleased to have completed a transaction that generated significant value for Party City shareholders, while creating a new entity that is well-positioned to capture the opportunities of the party supply industry, for the benefit of our associates, franchisees and customers," said Ralph Dillon, Non-Executive Chairman of the Board of Party City.

Goldman Sachs acted as financial advisor to AAH Holdings on the transaction. Ropes & Gray LLP served as legal advisor to AAH Holdings. Credit Suisse First Boston LLC acted as exclusive financial advisor to Party City in connection with this transaction. Latham & Watkins LLP served as legal advisor to Party City.

ABOUT PARTY CITY: Party City Corporation is America's largest party goods chain. Party City currently operates more than 500 Company-owned stores and franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company's website at www.partycity.com.

ABOUT BERKSHIRE PARTNERS: Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including retailing and related services, consumer products, industrial manufacturing, transportation, communications, and business services. Berkshire has been an investor in over 85 operating companies with more than $13.0 billion of acquisition value and combined revenues in excess of $17.0 billion. Additional information may be found at www.berkshirepartners.com.

ABOUT WESTON PRESIDIO: Weston Presidio, founded in 1991, is a private equity firm with over $3.3 billion under management to invest through growth equity investments, management buyouts and recapitalizations. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 300 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. For more information, visit www.westonpresidio.com.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this document regarding the acquisition of Party City, the expected effects thereof and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to recognize the benefits of the acquisition of Party City, the effects of increased leverage in the capital structure of Amscan Holdings, Inc., intense competition in our industries, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC by Amscan Holdings, Inc.

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